Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

ReShape Lifesciences Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock ($0.001 par value per share)	Rule 457(c)	11,698,161 shares	$0.166	$1,941,894.73	$147.60 per $1,000,000	$286.63
Fees Previously Paid	-	-	-	-	-	-	-	-
	Total Offering Amounts					$1,941,894.73		$286.63
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$286.63

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s common stock on May 1, 2024, as reported on The Nasdaq Capital Market.